UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 10, 2007

(Date of earliest event reported)

Optionable, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51837	52-2219407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Pleasantville Road, South Building, Suite 110 Briarcliff Manor, NY	10150
(Address of principal executive offices)	(Zip Code)

914-773-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 10, 2007, Optionable, Inc. (the “Company”), Mark Nordlicht, its Chairman of the Board, Kevin Cassidy, its Vice Chairman and Chief Executive Officer, through Pierpont Capital, Inc. (“Pierpont”), Edward O’Connor, its President, through Ridgecrest Capital, Inc. (“Ridgecrest” and together with Mr. Nordlicht and Pierpont, the “Founding Stockholders”), and NYMEX Holdings, Inc. (the “Investor”) entered into a definitive stock and warrant purchase agreement (the “Stock and Warrant Purchase Agreement”) and consummated the transactions contemplated thereby. The Stock and Warrant Purchase Agreement was entered into pursuant to a binding term sheet among the parties which was previously reported in the Company’s Current Report on Form 8-K filed on January 22, 2007.

Pursuant to the terms of the Stock and Warrant Purchase Agreement, Mr. Nordlicht, Pierpont and Ridgecrest sold to the Investor, 7,000,000, 1,905,000 and 1,853,886 shares, respectively, of common stock of the Company, par value $0.0001 per share (the “Common Stock”). This aggregate of 10,758,886 shares of Common Stock (the “Purchased Shares”) represented 19% of the outstanding shares of Common Stock on a fully diluted basis (without giving effect to the Warrant, as defined and discussed below). The purchase price paid by the Investor for the Purchased Shares was $2.69 per share. Additionally, pursuant to the Stock and Warrant Purchase Agreement, the Company issued to the Investor the Warrant, as defined and described below, in consideration of the Investor’s agreement (i) to develop a marketing plan, which plan will detail proposed expenditures by the Investor and joint activities; (ii) subject to regulatory requirements, to provide space for up to twenty of the Company’s brokers on the Investor’s trading floor; and (iii) to host the Company’s OPEX electronic trade matching and brokerage system (“OPEX”) in the Investor’s data center and provide the Company with computer and networking hardware, software, bandwidth and ancillary infrastructure and services reasonably necessary to interconnect OPEX with the Investor’s ClearPort market gateway to trading and clearing services. Additionally, the Company agreed to exclusively clear all OTC products through the Investor’s NYMEX ClearPort® clearing system for a period of ten years (provided that the Investor continues to offer clearance for a particular product through the NYMEX ClearPort® clearing system) in consideration for additional fees to be paid by the Investor to the Company.

The warrant issued by the Company (the “Warrant”) permits the Investor to purchase a number of shares of Common Stock sufficient to increase the Investor’s ownership of the Company’s Common Stock to an amount not to exceed 40% of the Company’s then outstanding Common Stock on a fully diluted basis, based on the assumption that the Investor has retained ownership of the Purchased Shares and any shares of Common Stock previously issued to the Investor upon a partial exercise of the Warrant. The Warrant is exercisable at any time and from time to time prior to October 10, 2008 at an exercise price per share equal to $4.30 (the “Exercise Price”). The Warrant does not contain a cashless exercise feature. The Exercise Price is subject to certain customary adjustments to protect against dilution.

In connection with the consummation of the transactions contemplated by the Stock and Warrant Purchase Agreement , the Company, the Investor and the Founding Stockholders also entered into an Investor Rights Agreement, also dated April 10, 2007 (the “Investor Rights Agreement”), pursuant to which, for so long as the Investor owns at least 5,379,443 shares of Common Stock:

(a)           the Investor is entitled to designate one person (reasonably acceptable to the Company) that the Company is required to nominate as a member of the Company’s board of directors (the “Investor Director”);

(b)           each of the Founding Stockholders are required to vote their shares in favor of the election of the Investor’s designee as a director of the Company;

(c)           the Investor is required to vote its shares in favor of each individual nominated for election as a member of the Company’s board of directors by the nominating committee of the Company;

(d)           subject to certain permitted threshold amounts, the consent of the Investor Director (which may not be unreasonably withheld) is required before the Company may take certain actions, including (1) issuances of shares of a class of stock ranking senior to the Common Stock, (2) acquisitions of businesses or assets, (3) entry into related party transactions, (4) the declaration or payment of dividends or distributions on or with respect to, or the optionable redemption of, capital stock or the issuance of debt and (5) entry into any business which is not similar, ancillary or related to any of the businesses in which the Company is currently engaged;

(e)           each of the Founding Stockholders and the Investor have certain rights of first refusal to purchase or subscribe for their pro rata percentage of shares in certain subsequent sales by the Company of Common Stock and/or certain other securities convertible into or exchangeable for Common Stock;

(f)           each of the Founding Stockholders and the Investor have certain rights of first refusal with respect to proposed sales of Common Stock by the others; and

(g)           before they may accept any offer by an independent third party to acquire fifty percent (50%) or more of the total voting power of the Common Stock or voting stock of the Company, the Founding Stockholders and the Company are required to provide notice of such offer to the Investor and permit the Investor a period of 10 days to make its own offer.

The Investor Rights Agreement additionally requires the Investor to refrain from purchasing any additional shares of the Company’s Common Stock, with certain limited exceptions, until April 10, 2008.

The Company and the Investor also entered into a registration rights agreement, dated April 10, 2007 (the “Registration Rights Agreement”), pursuant to which, among other things, the Company has provided the Investor, subject to standard exceptions, with (a) unlimited “piggyback” rights subject to standard underwriter lock-up and cutback provisions and (b) the right to two demand registrations for underwritten offerings or take downs off of a shelf registration statement, provided that (i) a minimum of $5,000,000 of Common Stock is offered in such demand registration or take down and (ii) the Company will not be obligated to effectuate more than one underwritten offering pursuant to a demand registration by the Investor in any six-month period. In addition, if the Company is eligible to register its securities on Form S-3 (or any successor form then in effect), the Investor will be entitled to unlimited registrations on Form S-3 (or any successor form then in effect), including shelf registrations, provided that (a) a minimum of $5,000,000 of Common Stock is offered in the S-3 registration and (b) the Company will not be obligated to effect more than two S-3 registrations in any twelve month period. An S-3 registration will not count as a demand registration, unless such registration is for an underwritten offering or an underwritten take down off of an existing, effective shelf registration statement.

As a condition to the Investor’s obligation to consummate the transactions contemplated by the Stock and Warrant Purchase Agreement, Mr. Nordlicht executed an agreement, dated April 10, 2007 (the “Waiver”), waiving any obligation on the part of the Company to make any prepayment of principal, or to begin paying interest upon amounts due to Mr. Nordlicht, under the Loan Agreement between him and the Company, dated March 22, 2004, as a result of any exercise by the Investor of the Warrant. Also as a condition to the Investor’s obligation to consummate the transactions contemplated by the Stock and Warrant Purchase Agreement, Mr. Cassidy and the Company entered into the Amended and Restated Employment Agreement (as defined and more fully discussed under Item 5.02) and Mr. O’Connor entered into a Non-Competition Agreement, dated April 10, 2007, with the Company, pursuant to which Mr. O’Connor agreed not to disclose or use the Company’s confidential information and, for a period of nine months following the termination of Mr. O’Connor’s employment, not to compete with the Company or solicit certain customers of the Company.

The Stock and Warrant Purchase Agreement, Registration Rights Agreement and Investor Rights Agreement each contain customary representations, warranties and covenants.

The foregoing descriptions of the Stock and Warrant Purchase Agreement, Warrant, Registration Rights Agreement and Investor Rights Agreement and the Waiver do not purport to be complete and are qualified in their entirety by reference to such agreements, which will be filed in accordance with SEC rules and regulations.

Item 3.02. Unregistered Sale of Equity Securities.

On April 10, 2007, the Company issued the Warrant (as more fully described under Item 1.01 above). The Warrant was, and the shares of Common Stock underlying the Warrant will be, issued in reliance upon applicable exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended. The shares of Common Stock underlying the Warrant are subject to the terms and conditions of the Registration Rights Agreement (as more fully described under Item 1.01 above).

On March 23, 2007, the Company issued warrants (the “Asset Acquisition Warrants”) to purchase 900,000 shares of Common Stock to Peter Holmquist, Douglas Towne and Joseph McHugh (the “Sellers”) pursuant to an Acquisition Agreement among the Company and the Sellers, as partial consideration for Sellers’ client list, associated goodwill and other assets. The Asset Acquisition Warrants are exercisable for a period of five years at an exercise price of $5.00 per share. Asset Acquisition Warrants to purchase 300,000 shares of Common Stock are exercisable immediately and the remainder will become exercisable if the Sellers are collectively responsible for an aggregate of at least $1 million in energy-related brokerage fees payable to the Company on or before March 23, 2008. The Asset Acquisition Warrants were, and the shares of Common Stock underlying the Asset Acquisition Warrants will be, issued in reliance upon applicable exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On April 10, 2007, pursuant to the Investor Rights Agreement, the Board of Directors of the Company, in accordance with the authority granted to the Board in the Company’s By-laws, increased the size of its board of directors from 4 to 5 members and elected Benjamin Chesir to fill the additional directorship. Pursuant to the Investor Rights Agreement, Mr. Chesir or any other Investor Director will be appointed to each committee of the board of directors other than the audit committee.

Mr. Chesir is a Vice President of the Investor, responsible for new product and business development.

(e) Effective April 10, 2007, the Company and Mr. Cassidy, its Vice Chairman and Chief Executive Officer, entered into an amended and restated employment agreement (the “Amended and Restated Employment Agreement") which amended and restated Mr. Cassidy’s employment agreement, dated October 30, 2005 (the “Prior Employment Agreement”). The material terms of Mr. Cassidy’s Prior Employment Agreement remain intact. The Amended and Restated Employment Agreement, however, added provisions obligating Mr. Cassidy not to disclose or use the Company’s confidential information and, for a period of nine months following the termination of Mr. Cassidy’s employment, not to compete with the Company or solicit certain customers of the Company.

The foregoing description of the Amended and Restated Employment Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which will be filed in accordance with SEC rules and regulations.

Item 8.01. Other Events.

On April 10, 2007, the Company issued a press release announcing that it had entered into the Stock and Warrant Purchase Agreement and consummated the transactions contemplated thereby. A copy of that press release is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits.

99.1	Optionable, Inc. press release, dated April 10, 2007.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 16, 2007

ACCESS INTEGRATED TECHNOLOGIES, INC.
By:	/s/ Marc-Andre Boisseau
Name: Marc-Andre Boisseau Title: Chief Financial Officer

EXHIBIT INDEX

99.1	Optionable, Inc. press release, dated April 10, 2007.